Not for release, publication or distribution, in whole or in part, in or into or from any jurisdiction, where to do so would constitute a violation of the relevant laws of such jurisdiction.

FOR IMMEDIATE RELEASE

CFR Pharmaceuticals S.A.

(Incorporated in the Republic of Chile)

Chilean Tax ID: 76,116,242-K

Securities Regulation Registry number: 1067

Share code: CFR ISIN: CL0001762831

JOINT ANNOUNCEMENT REGARDING A NOTICE FROM CFR PHARMACEUTICALS S.A. (“CFR”) (“CFR NOTICE”) TO INCREASE THE TOTAL CONSIDERATION PAYABLE TO THE HOLDERS OF ADCOCK INGRAM ORDINARY SHARES IN TERMS OF THE SCHEME OF ARRANGEMENT PROPOSED BETWEEN ADCOCK INGRAM AND ADCOCK INGRAM ORDINARY SHAREHOLDERS (OTHER THAN THE ORDINARY SHARES HELD BY ADCOCK INGRAM’S WHOLLY OWNED SUBSIDIARY); A RECOMMENDATION TO ADJOURN THE GENERAL MEETINGS SCHEDULED TO TAKE PLACE ON WEDNESDAY, 18 DECEMBER 2013; THE INTENTION TO OPPOSE THE COMPLAINTS SET OUT IN THE APPLICATION BROUGHT BY A CONSORTIUM LED BY THE BIDVEST GROUP LIMITED (“BIDVEST”) (“BIDVEST APPLICATION”); AND RENEWAL OF CAUTIONARY ANNOUNCEMENT

Santiago, Chile. 13 December 2013 (GLOBE NEWSWIRE) --- CFR Pharmaceuticals S.A. (SSE: CFR), the Chilean multinational emerging markets pharmaceutical company, leader in specialties and prescription medicines announced today that it had notified the Adcock Ingram Independent Board of its intention to increase the total scheme consideration payable to Adcock Ingram ordinary shareholders from approximately US$1.22 billion to US$ 1.23 billion. Capitalized terms used but not defined herein shall have the meaning attributed to them in the Joint Cautionary Announcement (as defined below) and the Supplementary Circular (as defined below).

CFR Chief Executive Officer Alejandro Weinstein said: “We are delighted with the level of support we have received to date including from many new potential shareholders including sector-specific, emerging market and a number of leading South African funds who would like to participate in the combined company. This further reinforces our belief in the compelling rationale behind our offer and the opportunities it will create for all stakeholders through the creation of a world-class, pan-emerging markets pharmaceuticals business.”

A supplement to the Combined Circular (“Supplementary Circular”) will be distributed by Adcock Ingram and CFR to Adcock Ingram shareholders in due course containing, among others, full details of the amendments to the Scheme, notices of the adjourned General Meetings of Adcock Ingram shareholders to approve the Scheme, a form of proxy, a form of surrender and transfer, and the salient dates and times applicable to the Scheme.

In light of the CFR Notice and to give Adcock Ingram ordinary shareholders sufficient time to consider the amended terms of the Scheme to be set out in the Supplementary Circular, the Adcock Ingram Independent Board recommended the adjournment of the General Meetings scheduled to take place on Wednesday, 18 December 2013. If the General Meetings are adjourned, shareholders will be notified of the new date and times for the adjourned General Meetings, anticipated to take place by the end of January 2014, which date and time will be announced on the JSE’s SENS.

In addition, having reviewed the application filed by the Bidvest Group together with its legal advisers and having taken advice from senior counsel, Adcock Ingram has expressed its view that the allegations and complaints set out therein are ill founded. Accordingly, Adcock Ingram intends to oppose the application filed by the Bidvest Group for the reasons set out in the Joint Cautionary Announcement (as defined below).

You may find an extensive description of the foregoing matters in the joint cautionary announcement (“Joint Cautionary Announcement”) released by Adcock Ingram and CFR on SENS on December 13, 2013.

Adcock Ingram shareholders are advised that the Joint Cautionary Announcement is, and the Supplementary Circular will be, available on Adcock Ingram’s website www.adcock.com.

The Supplementary Circular, together with a non-official translation thereof into Spanish, will be filed with the Superintendencia de Valores y Seguros (“SVS”), as required by the Chilean Securities Market Law, with a copy to all stock exchanges on which CFR’s shares are currently listed in Chile, and published on CFR’s website www.cfr-corp.com.

Enquiries

Deneb Schiele

Head of Investor Relations

Phone +562 2350 5320

Email dschiele@cfr-corp.com

Media contact

Amelia Soares

College Hill South Africa

Phone: +27 11 447 3030

Email: Amelia.soares@collegehill.co.za

About CFR

CFR is a multinational pharmaceutical corporation with a leading position in Latin America and operations in 15 countries in that region. It is the leading pharmaceutical company in Chile, Colombia and Peru, and also has presence in Vietnam, Canada and the United Kingdom, focusing on the research, development, production and sale of branded specialty pharmaceutical products, complex Injectables, and OTC products. CFR has its origins in 1922 and it was listed on the Santiago Stock Exchange in 2011 on a successful IPO –more than ten times oversubscribed– becoming the only publicly traded pan-Latin American pharmaceutical company. CFR has a market capitalization of US$2 billion, employs over 7,000 people including 2,000 sales representatives. CFR's growth strategy focuses on markets in the Americas, Europe and Asia with expansion plans into emerging markets with high growth potential

GOVERNING LAW AND JURISDICTION

The Scheme is governed by the laws of South Africa. Each of CFR and Adcock Ingram has consented to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg.

None of this press release, the Circular, the Supplementary Circular, the Prospectus or the Joint Cautionary Announcement, are intended to, and do not, constitute, or form part of, an offer to sell or an invitation to purchase or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. None of this press release, the Circular, the Supplementary Circular, the Prospectus or the Joint Cautionary Announcement, constitutes a prospectus or a prospectus equivalent document. Investors are advised to read carefully the Circular and the Supplementary Circular for the full terms and conditions of the Scheme. Any decision to accept the Scheme or other response to the proposals should be made only on the basis of the information contained in the Circular and the Supplementary Circular.

This press release is made in connection of, an offer for the securities of a South African company by means of the Scheme Circular and the Supplementary Circular. The offer is subject to disclosure requirements under South African law that are different from those of the United States and Chile. Financial statements included in the Scheme Circular, the Supplementary Circular or the Prospectus have been prepared in accordance with South African accounting standards that may not be comparable to the financial statements of United States or Chilean companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since Adcock Ingram is located in South Africa, and all of its officers and directors reside outside of the United States. You may not be able to sue Adcock Ingram or its officers or directors in a foreign court, including South African courts, for violations of the Unites States securities laws. It may be difficult to compel Adcock Ingram and its affiliates to subject themselves to a United States court's judgment.

You should be aware that CFR may purchase ordinary shares of Adcock Ingram otherwise than under the offer, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This press release, the Scheme Circular, the Supplementary Circular, the Prospectus and the Joint Cautionary Announcement include forward-looking statements with respect to the financial condition, results of operations and businesses of CFR and Adcock Ingram and certain plans and objectives of the boards of CFR and Adcock Ingram with respect to them. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of CFR and Adcock Ingram in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These risks and uncertainties include, among others, the risk that the Scheme is not completed, including the risk that required shareholder and regulatory approvals for the Scheme may not be obtained; diversion of management’s attention away from other business concerns; the risks associated with the development, generally, of the combined company’s overall strategic objectives; the ability of the combined company to build additional value in its business; the existence of unanticipated technical, commercial or other setbacks related to the combined company’s products and services; and the other risks set forth in the Prospectus. The combined company may not successfully integrate the operations of CFR and Adcock Ingram in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the Scheme.